UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 5, 2008 (July 20, 2008)
Date of Report (Date of earliest event reported)
________________

PERFECTENERGY INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)

Nevada	000-51704	98-0548438
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

No. 479 You Dong Road Xinzhuang Town, Shanghai 201100 People’s Republic of China
(Address of principal executive offices)

(8621) 5488-8436
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan”, or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward-looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions, and other factors (including the risks contained in the section of the Registrant’s Form 10-K entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations, and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Registrant believes that the expectations reflected in the forward-looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 1.01  Entry Into a Material Definitive Agreement

The following discussion provides only a brief description of the document described below. The discussion is qualified in its entirety by the full text of the agreement, which is attached to this Current Report on Form 8-K as an exhibit.

Supply Contract

On July 20, 2008, Tianjin Huan-ou Semiconductor Technology Inc. Ltd. (the “Supplier”), a subsidiary of Tianjin Zhonghuan Semiconductor Ltd., and Perfectenergy (Shanghai) Co., Ltd. (“Perfectenergy Shanghai”), a subsidiary of the Registrant, entered into a long-term supply contract (the “Agreement”). The Supplier produces silicon wafers, silicon single crystal rods, and high-voltage silicon stacks.

The effective date of the Agreement is to be December 20, 2008, and the Agreement will expire on December 31, 2013. The Agreement’s effectiveness is conditioned upon (i) Perfectenergy Shanghai making an advance payment in the aggregate amount of 4% of the total contract value to the Supplier by December 20, 2008 (the “Advanced Payment”), 20% of which will be refunded by the Supplier to Perfectenergy Shanghai by October 31 of each year during the term of the Agreement, starting in 2009; and (ii) shareholder approval by both parties. As of the date of this report, Perfectenergy Shanghai has paid RMB30,000,000 (approximately $4,387,055) of the Advanced Payment to the Supplier, and both parties have obtained shareholder approval.

During the effectiveness of the Agreement, the Supplier is to supply Perfectenergy Shanghai with monocrystalline silicon solar wafers pursuant to the following annual supply schedule:  12.75 million pieces in 2009; 17.15 million pieces in 2010; 17.20 million pieces in 2011; 17.26 million pieces in 2012; and 17.35 million pieces in 2013. Supplies will be made in equal monthly amounts based on the respective annual supply amount. The parties may agree in writing at least 15 days prior to the upcoming month of a change in the monthly supply volume. The parties may change the product category or specifications for up to 10% of the monthly supply volume at least 45 days prior to the date of delivery of such products.

If the actual supply amount for any given year is different than the amount scheduled by the Agreement, the parties must enter into a written agreement within 90 days of the start of the upcoming year to amend such schedule and purchase prices for the years remaining under the Agreement. Either party may increase or decrease the annual supply by less than 5% for an upcoming year by obtaining written consent from the other party at least 45 days prior to the start of such upcoming year. For increases or decreases to the annual supply of at least 5%, the party requesting such change must compensate the other party for, among other things, production adjustment and storage costs.

The products delivered by the Supplier to Perfectenergy Shanghai must match the agreed upon product specifications. The warranty term for the products is 8 weeks after delivery.

Liability of either party is limited to 10% of the total value of the Agreement. For purposes of this limitation, the calculation of liability does not include liability incurred for breach of the provisions for Perfectenergy Shanghai’s purchase obligations, warranty, or intellectual property in the Agreement. The total contract value of the Agreement is RMB2,449,060,000 (approximately US$360,000,000).

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

10.1  Monocrystalline Silicon Modular Long Term Supply Contract between Tianjin Huan-ou Semiconductor Technology Inc. Ltd. and Perfectenergy (Shanghai) Co., Ltd., dated July 20, 2008 (English translation)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFECTENERGY INTERNATIONAL LIMITED
(Registrant)

Date: November 5, 2008	/s/ Wennan Li
Name: Wennan Li
Title: Chief Executive Officer